Exhibit 99.1
                                                                    News Release


Jeff Weir
National Semiconductor
Office (408) 721-5199
Cell (408) 242-4827
jeff.weir@nsc.com


NATIONAL   SEMICONDUCTOR  PROVIDES  UPDATE  ON  STRATEGIC  ACTIONS  TO  INCREASE
PROFITABILITY FOR SHAREHOLDERS

o        Company on track to achieve $120 million annualized cost savings
o        Progressing on sale of Information Appliance business unit
o        Closing Cellular Baseband business

SANTA CLARA, CA - May 21, 2003 -- National Semiconductor Corporation (NYSE:NSM) today announced that it is on track in implementing a series of strategic profit-improvement actions that were launched on February 20, 2003. These actions are designed to streamline National's cost structure and enhance shareholder value by prioritizing R&D spending on higher-margin analog businesses. Total cost savings from these profit-improvement activities are expected to be approximately $30 million per quarter, or approximately $120 million annually.

As part of that plan, the company had indicated it would seek to sell its Information Appliance (IA) unit, which consists primarily of the GeodeTM family of microprocessor products, and its Cellular Baseband business unit. Approximately $16 million of the $30 million total targeted cost savings is related to the exit of the IA and baseband business units. The Geode product family and baseband businesses account for less than 5 percent of National's total revenue.

Since February, the company has conferred with several prospective buyers of the IA business unit and is actively pursuing a sale. In the meantime, National continues to support existing customer programs. Although the company is engaged in discussions with potential buyers, it cannot give assurance that a sales transaction will take place.

In addition, the company announced that effective immediately, it is closing its cellular baseband business unit. In connection with these steps, the company is reducing its worldwide workforce by approximately 340 positions for the business units affected and related support functions as well as for various infrastructure reductions consistent with the company's overall profit-improvement objectives. Because of these actions, the company will incur charges of approximately $25 to $30 million in the fourth quarter, which ends May 25, 2003, for severance and impairment of certain assets.

To date, under the profit-improvement plan, the company has taken the following steps:

o Revised its technology and manufacturing agreement with Taiwan Semiconductor Manufacturing Corporation (TSMC) in Q3.
o Reduced its workforce by 500 in Q3 and 340 in Q4, for a total of 8 percent of National's workforce. After these actions are completed, National will have approximately 9,200 employees.
o Announced the closure of its cellular baseband business unit effective in Q4.

Approximately $15 million of the $30 million in planned quarterly cost savings was achieved through actions implemented in the third quarter. The actions announced today will provide an additional $9 to $10 million towards the $30 million target. The remainder would be achieved upon completion of the sale of the Information Appliance business unit.

"We are moving quickly to execute our plans to provide higher returns sooner to shareholders," said Brian L. Halla, National's chairman, president and CEO. "These steps increase our operating margins as we focus our investments in National's high-value, high-margin analog products such as power management, portable power, displays, audio and op amp solutions."

National also indicated that it has not changed its revenue guidance for the fourth quarter. The original guidance in March was for fourth quarter revenues to increase 4 to 7 percent from the third quarter, equating to a range of approximately $420 to $432 million.

An update about these strategic profit-improvement actions will be available June 5, when National Semiconductor announces fourth quarter and year-end financial results for its 2003 fiscal year.

This release contains forward-looking statements dependent on a number of risks and uncertainties. These factors include, but are not restricted to, new orders received and shipped during the remainder of the fourth quarter, the degree of factory utilization, the successful sale of existing inventories at existing prices, the ramp up of recently introduced products, and the timely completion of the actions updated above. Other risk factors are included in the company's 10-Q for the third quarter ended February 23, 2003, and the 10-K for the year ended May 26, 2002 (see the Outlook section of Management's Discussion and analysis of Results of Operations and Financial Conditions) and the Annual Report dated May 26, 2002.

About National Semiconductor
National Semiconductor is the premier analog company driving the information age. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, imaging, display drivers, audio, amplifiers and data conversion. The company targets key markets such as wireless, displays, information infrastructure and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.5 billion for its most recent fiscal year. Additional company and product information is available on the World Wide Web at www.national.com.


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